VSE Corporation Increases Availability Under Amended
Loan Agreement By $100 million
Increased Availability Provides Capital To Support Strategic Growth

ALEXANDRIA, VA., December 2, 2019 – VSE Corporation (NASDAQ: VSEC, “VSE”, or the “Company”), a leading provider of repair services, supply chain management support and consulting services for land, sea and air transportation assets in the public and private sectors, today announced that it has successfully amended an existing loan agreement with its bank group.

Under the terms of the amended loan agreement, VSE’s bank group increased total availability on the Company’s term loan and revolving credit facility by a combined $100 million. Following the close of the transaction, total committed capital under the amended loan agreement increased from $373 million to $473 million. The Company’s combined outstanding principal balance across its term loan and revolving credit facility totaled $274 million as of the amendment date of November 26, 2019. The term of the amended loan agreement expires in January 2023.

“This transaction reflects the continued confidence of our syndicated lending group in the improved long-term outlook for our business,” stated John Cuomo, CEO of VSE Corporation. “While balance sheet discipline remains a priority for us, this amendment improves our operational and financial flexibility to pursue accretive investments in both organic and inorganic opportunities, over time. We value the ongoing support of our lending group as we seek to position VSE for its next phase of growth.”

Citizens Bank, National Association served as the Sole Lead Arranger and Sole Book Running Manager.

About VSE Corporation

Established in 1959, VSE is a diversified products and services company providing logistics solutions. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management, and providing energy, IT, and consulting services. For additional information regarding VSE’s services and products, visit us at www.vsecorp.com

Safe Harbor

This release contains statements that to the extent they are not recitations of historical fact, constitute “forward-looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward-looking statements in this news release, see VSE’s public filings with the SEC.

Investor Contact

Christine Kaineg
Director, Investor Relations
(703) 329-3263